Schedule for computation of Yield Calculation

Government Obligations Tax-Managed Fund
(Insititutional Service Shares)                              31-Jul-95
This example illustrates the yield quotation for the seven-day period ended:

Value of a hypothetical pre-existing account with exactly one share at the beginning of the base period

Value of same account (excluding capital
    changes) at end                                        $1.001023695
    of the seven-day base period*                          $0.001023695
Net change in account value

Base Period Return:
     Net change in account value divided by the
     beginning account value                               $0.001023695
     ($ .000458656 / $1.000000000)
                                                                 5.34%
Annualized Current Net Yield  ( .001023695 x 365/7)
                                                                 5.48%
Effective Yield **  (.001023695 + 1 )   (365/7) - 1

* This value includes the value of additional shares purchased with dividends from the original share, and dividends declared on both the original share and any such additional shares.
** This value may change to include shares purchased with dividends reinvested on a less frequent basis.